                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                    KEMPER STRATEGIC MUNICIPAL INCOME TRUST
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

--PRELIMINARY PROXY STATEMENT

KEMPER CLOSED-END FUNDS
120 SOUTH LASALLE STREET CHICAGO, IL 60603
TELEPHONE 1-800-294-4366

NOTICE OF JOINT ANNUAL MEETING OF SHAREHOLDERS
MAY 29, 1996
AND PROXY STATEMENT
                                                                  April 8, 1996

To the Shareholders:

You are invited to attend a joint annual meeting of the shareholders of Kemper High Income Trust ("KHI"), Kemper Intermediate Government Trust ("KGT"), Kemper Multi-Market Income Trust ("KMM"), Kemper Municipal Income Trust ("KTF"), Kemper Strategic Municipal Income Trust ("KSM") and Kemper Strategic Income Fund ("KST") (individually, a "Fund" and collectively, the "Funds"). The meeting will be held in Room 17L on the Seventeenth Floor at the offices of the Funds, 120 South LaSalle Street, Chicago, Illinois, on Wednesday, May 29, 1996 at 2:30 P.M. Chicago time, for the following purposes and to transact such other business, if any, as may properly come before the meeting:

1.  To elect Members to the Board of each Fund as outlined below:

  a. For KHI, KGT, KMM, KSM and KST only, to elect eight Board Members to constitute the Board of each Fund; and

  b. For KTF only, to elect eight Board Members to constitute the Board of the Fund with six Board Members to be elected by the holders of Preferred and Common Shares voting together and two Board Members to be elected by holders of the Preferred Shares only.

2. To ratify or reject the selection of Ernst & Young LLP as independent auditors of each Fund for the current fiscal year.

3. For KGT only, to approve or disapprove converting the Fund from a closed-end investment company to an open-end investment company and, in connection therewith, changing the subclassification of the Fund from a closed-end investment company to an open-end investment company, and amending KGT's Agreement and Declaration of Trust and fundamental investment policies as appropriate for the Fund's operation as an open-end investment company.

The Board of each Fund has fixed the close of business on March 22, 1996 as the record date for determining the shareholders of each Fund entitled to notice of and to vote at the meeting. Shareholders are entitled to one vote for each share held.

THE BOARD OF EACH FUND RECOMMENDS THAT YOU VOTE FOR ALL ITEMS, EXCEPT THE BOARD OF KGT RECOMMENDS THAT YOU VOTE AGAINST ITEM 3.

-------------------------------------------------------------------------------
PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD.
SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED.
TO SAVE YOUR FUND THE COST OF ADDITIONAL SOLICITATIONS, PLEASE MAIL YOUR PROXY PROMPTLY.
-------------------------------------------------------------------------------

The accompanying proxy is solicited by the Board of each Fund for voting at the joint annual meeting of shareholders to be held on Wednesday, May 29, 1996, and at any and all adjournments thereof (the "Meeting"). The shareholders of each Fund will vote separately on the items presented at the Meeting. This proxy statement was first mailed to shareholders on or about April 8, 1996.

The following table indicates which Fund's shareholders are solicited with respect to each Item:

               ITEM                  KHI    KGT    KMM    KTF    KSM    KST
---------------------------------------------------------------------------
---------------------------------------------------------------------------
 1.  Elect Board Members              X      X      X      X      X      X
---------------------------------------------------------------------------
 2.  Ratify Selection of Auditors     X      X      X      X      X      X
---------------------------------------------------------------------------
 3.  Convert from a Closed-End
     Investment Company to an
     Open-End Investment Company             X


The Board of each Fund recommends that shareholders vote FOR ITEMS 1 AND 2, and the Board of KGT recommends that shareholders vote AGAINST ITEM 3. The vote required to approve each item is described under "Miscellaneous."

The Board of each Fund has fixed the close of business on March 22, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. As of February 29, 1996, shares of the Funds were issued and outstanding as follows:

      FUND                                 SHARES
      ----                               ----------
      KHI............................... 23,052,224
      KGT............................... 33,996,171
      KTF
        Common.......................... 37,555,902
        Preferred.......................     43,000
      KMM............................... 19,972,077
      KSM............................... 10,501,274
      KST...............................  3,425,604

KTF ONLY. Pursuant to the Agreement and Declaration of Trust of KTF, the Board may authorize separate classes of shares of beneficial interest. The Board has authorized, and KTF has issued, common shares of beneficial interest (the "Common Shares") and preferred shares of beneficial interest, Series A through D (the "Preferred Shares"). The Common Shares and the Preferred Shares have different powers, rights, preferences and privileges, qualifications, limitations and restrictions with respect to, among other things, dividends, liquidation, redemption and voting as more fully set forth in the Certificate of Designation for Preferred Shares that established the Preferred Shares. The Common Shares were first issued on October 20, 1988 and the Preferred Shares were first issued on July 24, 1989.

At the Meeting, the holders of the Preferred Shares, voting as a separate class, are entitled to elect two members of KTF's Board and the holders of the Common Shares and the Preferred Shares, voting together as a single class, are entitled to elect the six remaining members of the KTF Board. On all other items, the holders of the Common Shares and the Preferred Shares will vote together as a single class.

ITEM 1. ELECTION OF MEMBERS TO THE BOARDS

It is intended that the proxies will be voted for the election as Board Members of the nominees described below. Each Board Member so elected will serve as a Board Member of the respective Fund until the next meeting of shareholders, if any, called for the purpose of electing Board Members and until the election and qualification of a successor or until such Board Member sooner dies, resigns or is removed as provided in the organizational documents of each Fund. All the nominees were last elected to each Board at the 1995 annual joint meeting of shareholders except that (i) Messrs. Akins and Renwick were first elected at a September 19, 1995 special meeting of shareholders, and (ii) Mr. Morax was appointed to the Board on March 6, 1996 to fill a vacancy and is standing for election by the Fund's shareholders for the first time at the Meeting.

KTF ONLY. As indicated above, holders of the Preferred Shares are entitled to elect two Board Members. Messrs. Timbers and Kelsey are nominees for election by holders of the Preferred Shares. The six remaining Board Members are to be elected by holders of the Common Shares and the Preferred Shares, voting together as a single class. Messrs. Akins, Gottschalk, Morax, Renwick, Tingleff and Weithers are nominees for election by all shareholders.

All the nominees listed below have consented to serve as Board Members of the respective Funds, if elected. In case any nominee shall be unable or shall fail to act as a Board Member by virtue of an unexpected occurrence, the proxies may be voted for such other person(s) as shall be determined by the persons acting under the proxies in their discretion.

                                                            SHARES BENEFICIALLY
NAME (DATE OF BIRTH), PRINCIPAL           YEAR FIRST BECAME     OWNED AS OF
OCCUPATION AND AFFILIATIONS                A BOARD MEMBER   JANUARY 31, 1996**
-------------------------------           ----------------- -------------------
James E. Akins (10/15/26)                  1995--All            None
 Consultant on International, Political,
 and Economic Affairs; formerly a career
 United States Foreign Service Officer;
 Energy Adviser for the White House;
 United States Ambassador to Saudi
 Arabia
Arthur R. Gottschalk (2/13/25)             1988--KGT, KTF       KHI--1,000
 Retired; formerly, President, Illinois    1989--KHI, KMM,      KGT--1,000
 Manufacturers Association; Trustee,            KSM             KMM--800
 Illinois Masonic Medical Center;          1994--KST            KTF--800
 Member, Board of Governors, Heartland                          KSM--1,000
 Institute/Illinois; formerly, Illinois                         KST--800
 State Senator

                                                           SHARES BENEFICIALLY
NAME (DATE OF BIRTH), PRINCIPAL          YEAR FIRST BECAME     OWNED AS OF
OCCUPATION AND AFFILIATIONS               A BOARD MEMBER   JANUARY 31, 1996**
-------------------------------          ----------------- -------------------
Frederick T. Kelsey (4/25/27)             1988--KTF            KHI--500
 Retired; formerly, consultant to         1989--KHI, KGT,      KGT--2,500
 Goldman, Sachs & Co.; formerly,               KMM, KSM,       KMM--1,000
 President, Treasurer and Trustee of      1994--KST            KTF--500
 Institutional Liquid Assets and its
 affiliated mutual funds; Trustee of
 the Benchmark Fund and the Pilot Fund
Dominique P. Morax* (10/2/48)             1995--All            None
 Member Extended Corporate Executive
 Board, Zurich Insurance Company;
 Director, Zurich Kemper Investments,
 Inc.
Fred B. Renwick (2/1/30)                  1995--All            None
 Professor of Finance, New York
 University, Stern School of Business;
 Director, the Wartberg Home
 Foundation; Chairman, Investment
 Committee of Morehouse College Board
 of Trustees; Director, American Bible
 Society Investment Committee;
 previously member of the Investment
 Committee of Atlanta University Board
 of Trustees; previously Director of
 Board of Pensions Evangelical Lutheran
 Church in America
Stephen B. Timbers* (8/8/44)              1993--All Funds      KMM--5,000
 Chief Executive Officer, President,           except KST      KSM--500
 Chief Investment Officer and Director,   1994--KST
 Zurich Kemper Investments, Inc.;
 Director, LTV Corporation
John B. Tingleff (5/4/35)                 1991--All Funds      KHI--1,788
 Retired; formerly, President, Tingleff        except KST      KGT--533
 & Associates (management consulting      1994--KST            KMM--1,019
 firm); formerly, Senior Vice                                  KTF--500
 President, Continental Illinois                               KSM--500
 National Bank & Trust Company                                 KST--330
John G. Weithers (8/8/33)                 1993--All Funds      KHI--400
 Retired; formerly, Chairman of the            except KST      KGT--700
 Board and Chief Executive Officer,       1994--KST            KMM--200
 Chicago Stock Exchange; Director,                             KTF--200
 Federal Life Insurance Company;                               KSM--300
 President of the Members of the                               KST--500
 Corporation and Trustee, DePaul
 University; Director, Systems
 Imagineering

---------
   * Interested persons of the Funds as defined in the Investment Company Act of 1940 ("1940 Act").
  ** From time to time, the Board Members have been, and may in the future be, restricted from buying and/or selling shares of certain Funds.

All the nominees, except Messrs. Morax and Timbers, serve as Board Members of 13 Kemper funds. Mr. Morax serves as a Board Member of 36 Kemper funds and Mr. Timbers serves as a Board Member and president of 36 Kemper funds. A "Kemper fund" is an investment company for which Zurich Kemper Investments, Inc. (the "Adviser") or an affiliate serves as investment manager.

Each Board has an audit and nominating committee that is composed of Messrs. Gottschalk, Kelsey, Tingleff and Weithers. The committee of each Fund met five times during the fiscal year ended November 30, 1995. The committee makes recommendations regarding the selection of independent auditors for each Fund, confers with the independent auditors regarding each Fund's financial statements, the results of audits and related matters, seeks and reviews nominees for Board membership and performs such other tasks as the respective Board assigns. The committee also proposes the nominees for election as Board Members by the shareholders. Shareholders wishing to submit the name of a candidate for consideration by the committee should submit their recommendations to the secretary of the applicable Fund.

Each Fund pays Board Members who are not "interested persons" of such Fund an annual retainer plus expenses, and an attendance fee for each Board meeting and committee meeting attended. As reflected above, the Board Members currently serve as board members of various investment companies for which the Adviser or an affiliate serves as investment manager. Board Members or officers who are "interested persons" receive no compensation from such Fund. The Board of each Fund met ten times during the fiscal year ended November 30, 1995. Each then current Board Member attended 75% or more of the respective meetings of the Board and the audit and nominating committee (if a member thereof) held during the fiscal year ended November 30, 1995.

The table below shows, for each Board Member entitled to receive compensation from the Funds, the aggregate compensation paid or accrued during each Fund's fiscal year ended November 30, 1995 and the total compensation that the Kemper funds paid or accrued during calendar year 1995.

                                                                       TOTAL
                                                                    COMPENSATION
                                                                     FROM FUNDS
                                                                     AND KEMPER
                                                                    FUND COMPLEX
                              AGGREGATE COMPENSATION FROM FUND        PAID TO
                          -----------------------------------------    BOARD
NAME OF BOARD MEMBER       KHI    KGT    KTF    KMM    KSM    KST    MEMBERS(3)
--------------------      ------ ------ ------ ------ ------ ------ ------------
James E. Akins(1).......  $  700 $  700 $  700 $  700 $  700 $  700   $29,600
Arthur R. Gottschalk(2).   3,900  3,900  3,900  3,900  3,900  3,600    98,600
Frederick T. Kelsey(2)..   4,100  4,100  4,100  4,100  4,100  3,800    99,000
Fred B. Renwick(1)......     700    700    700    700    700    700    29,600
John B. Tingleff........   3,600  3,600  3,600  3,600  3,600  3,600    90,000
John G. Weithers........   3,600  3,600  3,600  3,600  3,600  3,600    90,200

---------
(1) Elected to each Board on September 19, 1995.
(2) Includes deferred fees and interest thereon pursuant to deferred compensation agreements with certain Kemper funds. Deferred amounts accrue interest monthly at a rate equal to the yield of Kemper Money Funds-- Kemper Money Market Fund. Total deferred fees and interest accrued for the latest and all prior fiscal years are $8,300, $8,100, $8,100, $8,100, $8,100 and $2,900 for Mr. Gottschalk and $11,100, $10,900, $10,900,
    $10,900, $10,900 and $4,900 for Mr. Kelsey from KHI, KGT, KTF, KMM, KSM and KST, respectively.
(3) Includes compensation for service on the boards of 11 Kemper funds with 25 fund portfolios during calendar year 1995. Also includes amounts for new fund portfolios as if they existed at the beginning of the year. As noted above, each Board Member currently serves as a board member of 13 Kemper funds with 29 fund portfolios.

FUND OFFICERS. Information about the executive officers of the Fund, with their respective dates of birth and terms as Fund officers indicated, is set forth below (other than information about Mr. Timbers, president of each Fund since 3/2/95, which is shown above).

J. Patrick Beimford, Jr. (5/25/50), vice president of KGT since 2/28/92, KTF since 9/9/88, KSM since 2/14/89, KHI and KMM since 2/17/93 and KST since 4/14/94, is executive vice president and chief investment officer--fixed income investments of the Adviser.

Dale R. Burrow (10/16/56), vice president of KSM since 5/5/93, is first vice president of the Adviser.

Elizabeth A. Byrnes (2/8/57), vice president of KGT since 9/8/94, is first vice president of the Adviser.

Robert S. Cessine (1/5/50), vice president of KMM since 5/4/95, is senior vice president of the Adviser since January 1993; prior thereto, senior corporate bond analyst at an investment management company.

Philip J. Collora (11/15/45), has been vice president of each Fund except KST since 2/1/90 and KST since 3/2/90 and secretary of each Fund since 3/2/95. Mr. Collora is senior vice president and assistant secretary of the Adviser.

Jerome L. Duffy (6/29/36), treasurer of KHI and KGT since 5/28/87, KMM since 8/3/88, KTF and KSM since 8/3/88 GSP since 12/18/89 and KST since 3/2/90, is senior vice president of the Adviser.

Gordon K. Johns (1/25/48), vice president of KMM since 5/4/95, is executive vice president of the Adviser.

Michelle M. Keeley (4/24/64), vice president of KGT since 9/8/94, is first vice president of the Adviser.

Michael A. McNamara (12/28/44), vice president of KHI since 2/21/91 and KMM and KST since 5/4/95, is senior vice president of the Adviser.

Christopher J. Mier (8/11/56), vice president of KTF and KSM since 2/21/91, is senior vice president of the Adviser.

John E. Neal (3/9/50), vice president of each Fund since 1/17/96, is President of Kemper Funds Group, a unit of the Adviser, and director of the Adviser; prior thereto, senior vice president of Kemper Real Estate Management Company.

John E. Peters (11/4/47) has been vice president of KHI and KGT since 1/17/89, KMM since 11/16/88, KTF since 9/9/88, KSM since 2/14/89, and KST since 4/14/94. Mr. Peters is senior executive vice president and a director of the Adviser and president and a director of Kemper Distributors, Inc.

Harry E. Resis, Jr. (11/24/45), vice president of KHI since 2/17/93 and KMM and KST since 5/4/95, is senior vice president of the Adviser.

Jonathon W. Trutter (11/29/57), vice president of KMM and KST since 5/4/95, is first vice president of the Adviser.

Stephen R. Willson (7/11/53), vice president of KSM since 5/5/93, is first vice president of the Adviser.

The officers of each Fund are elected by the Board of the Fund on an annual basis to serve until their successors are elected and qualified.

SHAREHOLDINGS. As of January 31, 1996, the Board Members and officers of the Funds as a group owned beneficially 3,688 shares of KHI, 4,733 shares of KGT, 18,019 shares of KMM, 6,000 shares of KTF, 2,300 shares of KSM, and 1,630 shares of KST, which, in each case, is less than 1% of the outstanding shares of each Fund. As of January 31, 1996, no person is known to any Fund to have owned beneficially more than five percent of the shares of such Fund.

Section 30(f) of the 1940 Act and Section 16(a) of the Securities Exchange Act of 1934 require each Fund's officers and Board Members, the Adviser, affiliated persons of the Adviser and persons who own more than ten percent of a registered class of the Fund's equity securities to file forms reporting their affiliation with that Fund and reports of ownership and changes in ownership of that Fund's shares with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE"). These persons and entities are required by SEC regulation to furnish the Funds with copies of all Section 16(a) forms they file. Based upon a review of these forms as furnished to each Fund, each Fund believes that, during the fiscal year ended November 30, 1995, there was compliance with all Section 16(a) filing requirements applicable to that Fund's officers and Board Members, the Adviser and affiliated persons of the Adviser, except that James S. Golan, Kenneth F. Karwowski, Rao V. Mangipudi, Albert R. Panozzo, Robert G. Smith and Sharyn A. Tepper, affiliated persons of the Adviser, inadvertently failed to file initial reports of ownership for each of the Funds, which filings have since been made.

INVESTMENT MANAGER. The Adviser, 120 South LaSalle Street, Chicago, Illinois 60603, serves as each Fund's investment adviser and manager pursuant to an investment management agreement. The Adviser is an indirect subsidiary of Zurich Insurance Company, an internationally recognized company providing services in life and non-life insurance, reinsurance and asset management.

ITEM 2. SELECTION OF INDEPENDENT AUDITORS

A majority of the Members of each Fund's Board who are "non-interested" persons of the Fund has selected Ernst & Young LLP, independent auditors, to audit the books and records of the Fund for the current fiscal year. This firm has served each Fund in this capacity since the Fund was organized and has no direct or indirect financial interest in any Fund except as independent auditors. The selection of Ernst & Young LLP as independent auditors of each Fund is being submitted to the shareholders for ratification. A representative of Ernst & Young LLP is expected to be present at the Meeting and will be available to respond to any appropriate questions raised at the Meeting and may make a statement.

ITEM 3. CONVERSION OF KGT FROM A CLOSED-END INVESTMENT COMPANY TO AN OPEN-END INVESTMENT COMPANY, AND RELATED AMENDMENTS TO ITS DECLARATION OF TRUST AND FUNDAMENTAL INVESTMENT POLICIES.

THE BOARD OF TRUSTEES OF KGT RECOMMENDS THAT YOU VOTE AGAINST ITEM 3.

BACKGROUND AND SUMMARY. KGT is registered as a closed-end investment company under the 1940 Act and has operated as a closed-end fund since its inception in 1988.

KGT's Agreement and Declaration of Trust ("Declaration of Trust") provides that, commencing on January 1, 1994, and in each year thereafter, if the shares of KGT have traded on the NYSE at an average discount from net asset value of more than 10%, determined on the basis of the discount as of the end of the last trading day in each week during the period of 12 calendar weeks preceding the beginning of such year, the Board of Trustees must submit a proposal to convert KGT to an open-end investment company to the vote of its shareholders at the next annual meeting of shareholders. This proposal is being submitted at the Meeting in accordance with that requirement.

The Board met on January 17, 1996 and March 6, 1996 to consider this proposal. At the March 6, 1996 meeting, the Board concluded that it is in the best interests of KGT that KGT remain a closed-end investment company.

The Board of Trustees reviewed detailed information concerning the legal and operational differences between closed-end and open-end investment companies, the advantages and disadvantages of both closed-end and open-end investment companies, the Fund's performance to date as a closed-end fund, the historical relationship between the market price of its shares and their net asset value and the possible effects of conversion on KGT. The Board also considered adopting an "interval fund" structure, whereby it would make periodic repurchase offers pursuant to Rule 23c-3 under the 1940 Act, and various other alternatives intended to reduce KGT's discount, including adoption of a managed distribution policy described below. The Board also considered advice from the Adviser, which recommended that the Fund remain a closed-end investment company at this time.

The Board and the Adviser believe that conversion to an open-end investment company could adversely affect the functioning of KGT's investment operations and its investment performance, as described under Effect of Conversion on KGT--

Portfolio Management below. They believe that conversion could also expose KGT to the risk of a substantial reduction in its size and a corresponding loss of economies of scale. This could significantly increase the Fund's expenses as a percentage of net asset value, as described under Effect of Conversion on KGT-- Potential Increase in Expense Ratio and Decrease in Size below.

Conversion would eliminate the possibility of KGT's shares ever trading at a discount from net asset value. The Board took note of the fact that, from inception through January 31, 1996, KGT's shares have sometimes traded at a premium, but that more recently KGT's shares have traded at a persistent discount. KGT's average annual discount/premium by year computed as of the end of each month is as follows:

      YEAR                         DISCOUNT/PREMIUM
      ----                         ----------------
      1988 (July 31-December 31)         4.30%
      1989                               4.40%
      1990                              -3.50%
      1991                               4.50%
      1992                               2.40%
      1993                              -1.30%
      1994                              -8.00%
      1995                             -10.80%
      1996 (January 1-January 31)       -9.00%

The Board does not believe that eliminating the possibility of a discount justifies the fundamental changes to KGT's portfolio management and operations, the risk of reduced size and the potential adverse effect on its investment performance that conversion would entail.

Upon the recommendation of the Adviser, at the March 6, 1996 Board meeting the Board approved a policy of paying a monthly distribution of $0.055 per share. If for any monthly distribution, net investment income and net realized short-term capital gains are less than the amount of the distribution, the difference will be distributed from shareholders' capital. KGT's final distribution for each calendar year will include any remaining net investment income and net realized short-term capital gains deemed, for Federal income tax purposes, undistributed during the year, as well as all net long-term capital gains realized during the year. If, for any fiscal year, the total distributions exceed KGT's net investment income and net realized capital gains for that year, the excess, distributed from shareholders' capital, will generally be treated as a tax-free return of capital (up to the amount of the shareholder's basis in the shares), thus reducing the shareholder's basis in the shares and increasing the shareholder's potential gain or reducing the shareholder's potential loss on the sale of the shares. As described under Measures to be Adopted if KGT Became an Open-End Fund below, if shareholders vote to convert KGT to an open-end investment company, the Board expects that it would discontinue this managed distribution policy.

In addition to the managed-distribution policy recently adopted by the Board and described above, the Adviser has implemented programs intended to reduce the discount without impairing KGT's closed-end format and the benefits KGT derives therefrom. These programs have included shareholder and market communications and meetings with securities analysts and market professionals to increase awareness about KGT. In addition, the Board has reviewed on a quarterly basis, in consultation with the Adviser, whether KGT should make open market purchases and/or tender offers for its own shares. To date, KGT has not made any open market purchases or tender offers. Meanwhile, discounts permit investors to purchase additional shares at the discounted price.

As described under Measures to be Adopted if KGT Became an Open-End Fund-- Redemption Fee below, if shareholders vote to convert KGT to an open-end fund, the Board may cause KGT to impose a fee payable to the Fund of up to .50% of the amount redeemed, for an initial period of up to nine months from conversion, on all redemptions.

DIFFERENCES BETWEEN OPEN-END AND CLOSED-END INVESTMENT COMPANIES.
1. Fluctuation of Capital. Closed-end investment companies generally do not redeem their outstanding shares or engage in the continuous sale of new securities, and thus operate with a relatively fixed capitalization. The shares of closed-end investment companies are normally bought and sold in the securities markets.

In contrast, open-end investment companies, commonly referred to as "mutual funds," issue redeemable securities. The holders of these redeemable securities have the right to surrender them to the mutual fund and obtain in return their proportionate share of the value of the mutual fund's net assets at the time of the redemption (less any redemption fee charged by the fund or contingent deferred sales charge imposed by the fund's distributor). Most mutual funds also continuously issue new shares to investors at a price based upon their net asset value at the time of such issuance. Accordingly, an open-end fund may experience continuing inflows and outflows of cash, and may experience net sales or net redemptions of its shares during any particular period.

2. Redeemability of Shares; Elimination of Discount and Premium. Open-end funds are required to redeem their shares at a price based upon their then-current net asset value (except during periods when the NYSE is closed or trading thereon is restricted, or when redemptions may otherwise be suspended in an emergency as permitted by the 1940 Act). The open-end fund structure thus precludes the possibility of the mutual fund's shares trading at a discount from, or a premium to, net asset value.

The shares of closed-end funds, on the other hand, are bought and sold in the securities markets at prevailing market prices, which may be equal to, less than, or more than net asset value. From July 21, 1988 to December 31, 1995 KGT's shares have traded on the NYSE at prices ranging from 13.38% below net asset value to 11.17% above net asset value. On February 29, 1996 the closing price of a KGT share on the NYSE was 8.43% below its net asset value.

If approved by shareholders, upon conversion of KGT to an open-end investment company, shareholders who wished to do so could redeem their shares at net asset value (less the possible temporary redemption fee discussed below under Measures to be Adopted if KGT Became an Open-End Fund--Redemption Fee). As a result, the discount from net asset value at which KGT's shares currently trade on the NYSE would be eliminated. Conversion would also eliminate, however, any possibility that KGT's shares could trade at a premium over net asset value. In addition, the current discount may be reduced prior to the date of conversion because, in anticipation of the ability to redeem shares at net asset value, the market price for KGT's shares might increase to a price closer to net asset value.

3. Raising Capital; Cash Reserves. Closed-end investment companies may not issue new shares at a price below net asset value except in rights offerings to existing shareholders, in payment of distributions, and in certain other limited circumstances. Accordingly, the ability of closed-end funds to raise new capital is restricted, particularly at times when their shares are trading at a discount to net asset value. The shares of open-end investment companies, on the other hand, are usually offered on a continuous basis at net asset value, or at net asset value plus a sales charge.

Because closed-end investment companies are not required to meet redemptions, their cash reserves can be substantial or minimal, depending upon the investment manager's investment strategy. Most open-end investment companies maintain cash reserves adequate to meet anticipated redemptions without prematurely liquidating their portfolio securities. The maintenance of larger cash reserves required to operate prudently as an open-end investment company when net redemptions are anticipated may reduce an open-end investment company's ability to achieve its investment objective.

4. New York Stock Exchange Delisting; State Securities Law Registrations. KGT's shares are currently listed and traded on the NYSE and the Chicago Stock Exchange (Symbol: KGT). If KGT converted to an open-end fund, its shares would immediately be delisted from the Exchanges. Delisting would save KGT the annual Exchange fees of approximately $34,000; but, as noted below, it would cause the Fund to have to pay federal and state registration fees on sales of new shares, except to the extent that the underwriter of such shares may pay some of these fees. Any net savings or increased cost to the Fund because of the different expenses would not be expected to materially affect KGT's expense ratio.

As an open-end fund not listed on a stock exchange, KGT would be required to register its shares under the securities or "Blue Sky" laws of most of the states of the United States and would be subject to certain investment restrictions imposed by the securities laws and regulations of the states where it is required to register its shares. However, it is not anticipated that these restrictions would have a material effect upon KGT.

5. Underwriting; Brokerage Commissions or Sales Charges on Purchases and Sales. Open-end investment companies typically seek to sell new shares on a continuous basis in order to offset redemptions and avoid shrinkage in size. Shares of "load" open-end investment companies are normally offered and sold through a principal underwriter, which deducts a sales charge from the purchase price at the time of purchase or from the redemption proceeds at the time of redemption, or receives a distribution fee from the fund, or both, to compensate it and securities dealers for sales and marketing services (see Measures to be Adopted if KGT Became an Open-End Fund--Underwriting and Distribution below). Shares of "no-load" open-end investment companies are sold at net asset value, without a sales charge, with the fund's investment adviser or an affiliate normally bearing the cost of sales and marketing from its own resources. Shares of closed-end investment companies, on the other hand, are bought and sold in secondary market transactions at prevailing market prices subject to the brokerage commissions charged by the broker-dealer firms executing such transactions.

6. Shareholder Services. Open-end investment companies typically provide more services to shareholders and incur correspondingly higher shareholder servicing expenses. One service that is generally offered by a family of open-end funds is enabling shareholders to exchange their investment from one fund into another fund that is part of the same family of open-end funds at little or no cost to the shareholders. The Kemper Mutual Funds currently consist of 26 open-end investment companies, with 47 portfolios. Shares of the various Kemper Mutual Funds are generally eligible to be exchanged, in a taxable transaction, for shares of other Kemper Mutual Funds. As an open-end fund, the ability of shares of KGT to be exchanged for shares of a Kemper Mutual Fund would depend upon, among other things, the agreement to such arrangement by the boards of such Kemper Mutual Funds.

7. Leverage. Open-end investment companies are prohibited by the 1940 Act from issuing "senior securities" representing indebtedness (i.e. bonds, debentures, notes and other similar securities), other than indebtedness to banks when there is asset coverage of at least 300% for all borrowings, and may not issue preferred stock. Closed-end investment companies, on the other hand, are permitted to issue senior securities representing indebtedness when the 300% asset coverage test is met, may issue preferred stock subject to various limitations (including a 200% asset coverage test), and are not limited to borrowings from banks. KGT currently has no indebtedness to banks or other lenders, and has no authorized class of senior securities or any plan for issuing any.

8. Annual Shareholders Meetings. KGT is organized as a Massachusetts business trust under the terms of its Declaration of Trust which does not require meetings of shareholders, except when required for certain 1940 Act matters. However, as a closed-end investment company listed on the NYSE, KGT is required by the rules of the NYSE to hold annual meetings of its shareholders. If KGT were converted to an open-end investment company, it would no longer be subject to these NYSE rules and annual shareholder meetings would be eliminated, except when required for certain 1940 Act matters. KGT would save the cost of these meetings, which management estimates to be approximately $43,000 per year; however, these savings would not be expected to materially affect KGT's expense ratio.

9. Reinvestment of Dividends and Distributions. As a closed-end fund, KGT's current Dividend Reinvestment Plan permits shareholders to elect to reinvest their dividends and distributions on a basis other than would be the case if the Fund converted to an open-end investment company. Currently, if shares are trading at a discount, the agent for the Plan will attempt to buy as many shares of KGT as are needed on the NYSE or elsewhere. This permits a reinvesting shareholder to benefit by purchasing additional shares at a discount and this buying activity may tend to lessen any discount. (If, before the agent for the Plan completes such purchases the market price exceeds the net asset value, however, the average per share purchase price of the reinvested shares may exceed the net asset value per share.) If shares are trading at a premium, reinvesting shareholders are issued shares at the higher of net asset value or 95% of the market price. As an open-end investment company, all dividends and distributions would be reinvested at net asset value.

10. Redemption of Small Accounts. Open-end investment companies typically require minimum shareholder account sizes in order to reduce the administrative burdens and costs incurred in maintaining numerous small accounts. If KGT were converted to an open-end investment company, it anticipates that it would adopt a $1,000 minimum initial investment and a $100 minimum subsequent investment requirement. An open-end investment company may reserve the right to redeem all the shares of any shareholder whose account has a net asset value below a certain level (e.g., $500). KGT also anticipates that it would reserve the right to redeem small accounts. KGT would typically give shareholders 60 days' prior written notice to allow purchase of sufficient additional shares to avoid such redemption.

EFFECT OF CONVERSION ON KGT. In addition to the inherent characteristics of open-end investment companies described above, KGT's conversion to an open-end investment company would potentially have the consequences described below.

1. Portfolio Management. As noted above, a closed-end investment company operates with a relatively fixed capitalization, while the capitalization of an open-end investment company fluctuates depending upon whether it experiences net sales or net redemptions of its shares. The Adviser believes that open-end investment companies tend to have larger net sales near market highs, and larger net redemptions near market lows. To the extent that this is true, if KGT were to convert to an open-end investment company, the investment manager could be required to invest new monies near market highs and to sell portfolio securities in a falling market when it might otherwise wish to invest. Because KGT is a closed-end investment company, however, the investment manager is not required to invest new monies or liquidate portfolio holdings at what may be inopportune times, and can manage KGT's portfolio with emphasis upon long-term considerations.

The Board and the Adviser believe that the closed-end format is better suited to KGT's investment objective and policies than the open-end format. KGT's investment objective is to provide high current income consistent with preservation of capital by investing in U.S. Government and Foreign Government securities. KGT maintains a dollar weighted average portfolio maturity of between three and ten years. The Board and the Adviser believe that the investment manager can better pursue KGT's objective without pressures to invest new monies or liquidate portfolio holdings at times when its investment style would dictate doing otherwise. Furthermore, as a fixed income fund, the ability to be more fully invested means that a larger portion of KGT's portfolio is generating income to be used by the Fund to pay periodic dividends and distributions to its shareholders.

Currently, KGT may invest up to 20% of its assets in illiquid securities. If KGT were converted to an open-end fund, it would not be permitted to have more than 15% of its net assets invested in illiquid securities. However, as of January 31, 1996, KGT had none of its net assets invested in illiquid securities.

2. Possible Sales of Portfolio Securities; Recognition of Capital Gains or Losses. If KGT were to experience substantial redemptions of shares following its conversion to an open-end investment company, which the Board and the Adviser believe to be likely, KGT could lack sufficient cash reserves to pay for such redemptions, which would require it to sell portfolio securities and incur increased transaction costs to raise cash to meet such redemptions; although to some extent redemptions could be met through delivery of portfolio securities in kind as described under Measures to be Adopted if KGT Became an Open-End Fund--Redemptions in Kind below. KGT would not recognize taxable gain or loss if it delivers portfolio securities in order to satisfy such redemption requests; however, any sale of portfolio securities effected to fund cash redemption obligations would be a taxable transaction. Thus, KGT may realize gains or losses at a time when it would otherwise consider it disadvantageous to do so. At January 31, 1996, KGT had aggregate unrealized gains of $8,037,000 on its portfolio securities and aggregate unrealized losses of $84,000. In order to retain its qualification as a regulated investment company under the Internal Revenue Code and thus be relieved of taxation at the investment company level, KGT would be required to distribute any net recognized capital gains to its shareholders, including those who do not redeem their shares and remain shareholders of the Fund. This would have two negative consequences. First, non-redeeming shareholders would recognize and be required to pay taxes on a greater amount of capital gain than would otherwise be the case. Second, KGT may need to sell additional portfolio securities in order to make the required distribution of recognized capital gains, which could cause the recognition of additional net capital gains.

3. Potential Increase in Expense Ratio and Decrease in Size. Conversion to an open-end investment company could result in substantial redemptions of KGT's shares, particularly in the period immediately following the conversion, although the potential temporary redemption fee of up to .50% described under Measures to be Adopted if KGT Became an Open-End Fund below may reduce the number of initial redemptions that would otherwise occur. Unless KGT's principal underwriter, if any, were able to generate enough sales of new shares to offset these redemptions, KGT's assets would be expected to shrink. Because certain of KGT's operating expenses are fixed, a decrease in KGT's asset size would tend to increase the ratio of its operating expenses to its income and net assets and, as a result, decrease KGT's net income per share available for dividends. Such a decrease in size would also result in a reduction in the amount of fees paid by KGT to the Adviser. Of course, to the extent that KGT increased in size, KGT's expense ratio could be reduced and the fees paid by KGT to the Adviser would increase.

4. Conversion Costs. The process of converting KGT to an open-end investment company would be expensive. It would require legal, accounting and other expenses to the Fund, estimated to be at least $275,000; although the costs could be substantially higher. This cost of conversion would result in a one-time increase in KGT's current expense ratio.

MEASURES TO BE ADOPTED IF KGT BECAME AN OPEN-END FUND. If the shareholders voted to convert KGT to an open-end fund, the Board would take the following actions.

1. Discontinuation of Managed Distribution Policy. As noted above, KGT currently has a policy of paying monthly distributions of $0.055 per share. The Board believes that this managed distribution policy may not be appropriate for an open-end investment company. Accordingly, if shareholders vote to convert KGT to an open-end investment company, KGT's managed distribution policy would be discontinued. Like most investment companies, KGT would continue to make distributions of its net investment income and net realized capital gains, if any.

2. Redemption Fee. In order to reduce the number of redemptions of KGT's shares immediately following conversion (thereby reducing any disruption of the Fund's normal portfolio management), and to offset the brokerage and other costs of such redemptions, for a period of up to nine months following KGT's conversion to an open-end investment company, the Board reserves the right to impose a fee of up to 0.50% of the redemption proceeds payable to KGT on all redemptions (whether in cash or in kind).

3. Redemptions in Kind. The Board reserves the right to meet redemptions following KGT's conversion to an open-end investment company by delivering KGT portfolio securities to the redeeming shareholder ("redemption in kind"), rather than paying cash, to the extent that a shareholder's redemptions during any 90-day period exceed the lesser of $250,000 or 1% of the net assets of the Fund at the beginning of such period. Redemptions in kind would shift the cost of liquidating the portfolio securities from KGT to the redeeming shareholder and, to the extent appreciated securities were delivered, would avoid the recognition of capital gains by the Fund (see Effect of Conversion on KGT-- Possible Sales of Portfolio Securities; Recognition of Capital Gains or Losses; above).

4. Underwriting and Distribution. If the shareholders were to vote to convert KGT to an open-end investment company, the Board would consider whether to select a principal underwriter of the shares of KGT, which underwriter could be Kemper Distributors, Inc. ("KDI"), an affiliate of the Adviser and the principal underwriter for the Kemper Mutual Funds. In that event, the shares could be offered and sold directly by KDI itself and by any other broker-dealers who entered into selling agreements with KDI; although there is no assurance that KDI or any such other broker-dealer firms would be able to generate sufficient sales of KGT shares to offset redemptions, particularly in the initial months following conversion.

5. Amendment and Restatement of KGT's Declaration of Trust; Amendments to Certain Fundamental Investment Policies; Timing. If the shareholders were to vote to change KGT's subclassification under the 1940 Act from a closed-end investment company to an open-end investment company, KGT's Declaration of Trust would be amended to authorize the issuance of redeemable securities at net asset value (as defined), and to provide that its outstanding shares would be redeemable at the option of the shareholders. In addition, certain other changes would be made consistent with the operation of an open-end investment company. Specifically, the Declaration of Trust would be amended to authorize the issuance of additional series of shares and classes thereof from time to time as the Board in its discretion may determine. Each series would have its own investment objective, policies and restrictions and shares of each series would represent interests in separate investment portfolios, each of which would be accounted for separately on the books of KGT with respect to income, earnings, profits, proceeds, assets and liabilities attributable to that series. Shares of each series would be entitled to vote separately to approve investment advisory agreements, changes in fundamental investment restrictions and distribution plans; but shares of all series would vote together on the election of Board members and the ratification of the selection of auditors. Classes of a series would have such preferences or special or relative rights and privileges as the Board may determine, and each class would vote separately on issues that relate exclusively to that class. The Board has no present intent to authorize additional series of shares of KGT if the shareholders vote to convert KGT to an open-end fund. The amended Declaration of Trust would also authorize the Board to cause all the shares in a shareholder account to be redeemed if the value of the shares in the account were less than a minimum amount established by the Board. Certain technical and non-material changes would also be made. The Board would also make conforming changes to KGT's By-Laws.

Amendment to Certain Fundamental Investment Policies. If the shareholders were to vote to approve the conversion of KGT to an open-end investment company, certain of KGT's fundamental investment policies would be amended. A fundamental investment policy may not be changed without the approval of a "majority of the outstanding voting securities" of the Fund. These amendments are required for open-end investment companies under the 1940 Act. It is not anticipated that these amendments would have a material effect on KGT. KGT's fundamental investment policies would require the following amendments (additions are underlined; deletions are stricken):

The Fund may not:

  (1) borrow money, except for temporary and emergency purposes (but not for the purpose of purchase of investments) and then only in an amount not to exceed 33 1/3% of the Fund's total assets; the Fund may borrow to repurchase shares of the Fund if, after each such borrowing, the ratio which the value of the total assets of the Fund less all liabilities and indebtedness not represented by senior securities bears to the aggregate amount of senior securities representing indebtedness of the Fund is at least 300%. To the extent the Fund engages in any such borrowings, it will be in a leveraged position.

  (2) invest in illiquid investments, including securities which are subject to legal or contractual restrictions on resale or for which there is no readily available market (e.g., trading in the securities is suspended or, in the case of unlisted securities, market makers do not exist or will not entertain bids or offers), if more than 15% 20% of the Fund's net assets (taken at market value) would be invested in such securities. For purposes of this restriction, repurchase agreements not terminable within seven days will be deemed illiquid.

Timing. If the shareholders were to vote to convert KGT to an open-end investment company, a number of steps would be appropriate to implement the conversion, including the preparation, filing and effectiveness of a registration statement under the Securities Act of 1933 covering the offering of KGT's shares and the negotiation and execution of a new or amended agreement with its transfer agent. It is anticipated that a period of six to nine months would be necessary to effect the conversion. The amendments to KGT's Declaration of Trust and fundamental investment policies would become effective simultaneously with the effectiveness of the registration statement referred to above under the Securities Act of 1933.

MISCELLANEOUS

GENERAL. The cost of preparing, printing and mailing the enclosed proxy, accompanying notice and proxy statement and all other costs in connection with solicitation of proxies will be paid by the Funds, including any additional solicitation made by letter, telephone or telegraph. In addition to solicitation by mail, certain officers and representatives of the Funds, officers and employees of the Adviser and certain financial services firms and their representatives, who will receive no extra compensation for their services, may solicit proxies by telephone, telegram or personally. In addition, the Adviser may retain a firm to solicit proxies on behalf of KGT's Board, the fee for which will be borne by the Fund. Failure of a quorum to be present at the Meeting for a Fund will necessitate adjournment for that Fund and will subject that Fund to additional expense. A COPY OF A FUND'S ANNUAL REPORT IS AVAILABLE WITHOUT CHARGE UPON REQUEST BY WRITING TO SUCH FUND, 120 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60603 OR BY CALLING 1-800-294-4366.

PROPOSALS OF SHAREHOLDERS. Any shareholder proposal that may properly be included in the proxy solicitation material for a Fund's next annual shareholder meeting, if any, must be received by such Fund no later than December 9, 1996.

OTHER MATTERS TO COME BEFORE THE MEETING. The Boards are not aware of any matters that will be presented for action at the Meeting other than those set forth herein. Should any other matters requiring a vote of shareholders arise, the proxy in the accompanying form will confer upon the person or persons entitled to vote the shares represented by such proxy the discretionary authority to vote the shares with respect to any such other matters in accordance with their best judgment in the interest of the Fund.

VOTING, QUORUM. Each valid proxy will be voted in accordance with the instructions on the proxy and as the persons named in the proxy determine on such other business as may come before the Meeting. If no instructions are given, the proxy will be voted for the election as Board members of the persons who have been nominated for such Fund and as recommended by the Board on each other item. Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Fund or in person at the time of the Meeting. Proxies given by telephone or electronically transmitted instruments may be counted if obtained pursuant to procedures designed to verify that such instructions have been authorized. Item 1, election of Board Members for a Fund, requires a plurality vote of the shares of such Fund. Item 2, ratification of the selection of independent auditors for a Fund, requires the affirmative vote of a majority of the shares of the Fund voting on the matter.
Item 3, approval of the conversion of KGT from a closed-end investment company to an open-end investment company, requires the affirmative vote of more than 50% of the outstanding voting securities of KGT. In tallying shareholder votes, abstentions and broker non-votes (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted for determining whether a quorum is present for purposes of convening the Meeting and will be considered present at the Meeting. On Item 1, abstentions and broker non-votes will have no effect; the persons receiving the largest number of votes will be elected. On Item 2, abstentions and broker non-votes will not be counted as "votes cast" and will have no effect on the result of the vote. On Item 3, abstentions and broker non-votes will have the effect of being voted against the Item. As noted previously, the holders of the Preferred Shares of KTF, voting as a separate class, are entitled to elect two Members of KTF's Board and the holders of the Common Shares and the Preferred Shares, voting together as a single class, are entitled to elect the six remaining Members of KTF's Board. With regard to all other items, the holders of the Common Shares and the Preferred Shares of KTF will vote together as a single class.

At least 50% of the shares of a Fund must be present, in person or by proxy, in order to constitute a quorum for that Fund. Thus, the meeting for a particular Fund could not take place on its scheduled date if less than 50% of the shares of that Fund were represented.

THE BOARD OF EACH FUND RECOMMENDS AN AFFIRMATIVE VOTE ON ALL ITEMS APPLICABLE TO THAT FUND, EXCEPT THAT THE BOARD OF KGT RECOMMENDS THAT YOU VOTE AGAINST
ITEM 3.

PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By order of the Boards,
Philip J. Collora
Secretary

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                NOTICE OF JOINT

                                ANNUAL MEETING

                                OF SHAREHOLDERS

                                 MAY 29, 1996

                                      AND

                                PROXY STATEMENT

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                           KEMPER HIGH INCOME TRUST
                     KEMPER INTERMEDIATE GOVERNMENT TRUST
                       KEMPER MULTI-MARKET INCOME TRUST
                         KEMPER MUNICIPAL INCOME TRUST
                    KEMPER STRATEGIC MUNICIPAL INCOME TRUST
                         KEMPER STRATEGIC INCOME FUND


LOGO

                                         KEMPER STRATEGIC MUNICIPAL INCOME TRUST
                                         FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                                       MAY 29, 1996

                                         THE SIGNERS OF THIS PROXY HEREBY
                                         APPOINT STEPHEN B. TIMBERS AND ARTHUR
                                         R. GOTTSCHALK, AND EACH OF THEM,
                                         ATTORNEYS AND PROXIES, WITH POWER OF
                                         SUBSTITUTION IN EACH, TO VOTE ALL
                                         SHARES FOR THE SIGNERS AT THE ANNUAL
                                         MEETING OF SHAREHOLDERS TO BE HELD MAY
                                         29, 1996, AND AT ANY ADJOURNMENTS
                                         THEREOF, AS SPECIFIED HEREIN, AND IN
                                         ACCORDANCE WITH THEIR BEST JUDGEMENT,
                                         ON ANY OTHER BUSINESS THAT MAY PROPERLY
                                         COME BEFORE THIS MEETING. IF NO
                                         SPECIFICATION IS MADE HEREIN, ALL
                                         SHARES WILL BE VOTED AS RECOMMENDED BY
                                         THE BOARD ON EACH ITEM SET FORTH ON
                                         THIS PROXY.



                             PLEASE VOTE PROMPTLY!


Your vote is needed! Please vote below and sign in the space provided. You may receive additional proxies for your other accounts with Kemper. These are not duplicates; you should sign and return each proxy card in order for your votes to be counted. Please return them as soon as possible to help save the cost of additional mailings.


THE PROXY IS SOLICITED BY THE BOARD OF THE FUND WHICH RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.


PLEASE RETURN BOTTOM PORTION WITH YOUR VOTE IN THE ENCLOSED ENVELOPE AND RETAIN THE TOP PORTION.



                   KEMPER STRATEGIC MUNICIPAL INCOME TRUST

                                                For      Withhold       For All
1. To elect the following as trustees:          All         All          Except
                                                / /         / /           / /

   01) James E. Akins, 02) Arthur R. Gottschalk, 03) Frederick T. Kelsey,
   04) Dominique P. Morax, 05) Fred B. Renwick, 06) Stephen B. Timbers,
   07) John B. Tingleff, 08) John G. Weithers

--------------------------------------------------------------------------------
   TO WITHHOLD AUTHORITY TO VOTE ON ANY INDIVIDUAL NOMINEE(S), PLEASE PRINT THE NUMBER(S) ON THE LINE ABOVE.


2. Ratify or reject the selection of            For       Against       Abstain
                                                / /         / /           / /
   Ernst & Young LLP as the Fund's
   independent auditors for the current
   fiscal year.




   Signature(s) (All registered owners of accounts shown to the left must sign. If signing for a corporation, estate or trust, please indicate your capacity or title.)

X
-------------------------------------------------------
Signature                               Date


X
-------------------------------------------------------
Signature                               Date